Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Basis of Presentation

On October 25, 2012 (the “Closing Date”), Waste Connections, Inc. (“Waste Connections”), through its wholly-owned subsidiary, WCI Holdings Co., Inc., completed the acquisition of the business of R360 Environmental Solutions, Inc. (“R360”) through the acquisition of all of R360’s principal operating subsidiaries from the sellers for total consideration of approximately $1.35 billion. The acquisition was funded with available cash and with borrowings of $475 million under our existing senior revolving credit facility and of $800 million under a new unsecured term loan facility. Additionally, Waste Connections assumed approximately $9.8 million of outstanding R360 debt. R360 provides non-hazardous oilfield waste treatment, recovery and disposal services in several of the most active natural resource producing areas in the United States, including the Permian, Bakken and Eagle Ford Basins. R360 operates 26 facilities across Louisiana, New Mexico, North Dakota, Oklahoma, Texas and Wyoming.

The unaudited pro forma combined statements of operations for the twelve months ended December 31, 2011, and the nine months ended September 30, 2012, give effect to the acquisition as if it had been completed on January 1, 2011. The unaudited pro forma combined balance sheet gives effect to the acquisition as if it had been completed on September 30, 2012.

The unaudited pro forma condensed combined financial information presented below is derived from the historical financial statements of Waste Connections and R360, adjusted to give effect to the acquisition and the financing transactions entered into in order to fund the acquisition. The unaudited pro forma combined financial statements, including the notes thereto, should be read in conjunction with the historical financial statements of: Waste Connections, which are included in its Annual Report on Form 10-K for the year ended December 31, 2011 and its Quarterly Reports on Form 10-Q for the quarter ended September 30, 2012; and R360, which is included in its Consolidated Financial Statements for the year ended December 31, 2011 and nine months ended September 30, 2012, included as Exhibit 99.1 to this current report on Form 8-K/A.

The pro forma adjustments are preliminary and have been made solely for informational purposes. The actual results reported by the combined company in periods following the acquisition may differ significantly from that reflected in these unaudited pro forma condensed combined financial statements for a number of reasons, including but not limited to cost savings from operating efficiencies, synergies and the impact of the incremental costs incurred in integrating the two companies. As a result, the pro forma condensed combined financial information is not intended to represent and does not purport to be indicative of what the combined company’s financial condition or results of operations would have been had the acquisition and the related financing transactions been completed on the applicable dates of this pro forma condensed combined financial information. In addition, the pro forma condensed combined financial information does not purport to project the future financial condition and results of operations of the combined company.

The acquisition is accounted for using the purchase method of accounting whereby the assets acquired and liabilities assumed as of the Closing Date, including identifiable intangible assets, are recorded at their estimated fair value. The excess of the consideration transferred over the fair value of the identifiable assets acquired and liabilities assumed is recognized as goodwill.

The accompanying Unaudited Pro Forma Condensed Combined Financial Statements have been prepared based on preliminary assessments of the fair values of the assets to be acquired and the liabilities to be assumed. The final allocation of that consideration will be determined after the fair values of R360’s tangible assets, identifiable intangible assets and liabilities as of the effective time of the acquisition are determined. The finalization of the purchase accounting assessment may result in changes in the valuation of assets and liabilities acquired, particularly in regards to permits and customer relationships intangible assets, which could be materially different from those reflected in the pro forma combined company’s consolidated financial statements subsequent to the acquisition.

WASTE CONNECTIONS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of September 30, 2012

(In thousands, except share and per share amounts)

	Historical
	Waste Connections, Inc.	R360 Environmental Solutions, Inc.	Pro Forma Adjustments		Pro Forma
ASSETS
Current assets:
Cash and equivalents	$103,532	$3,306	$(72,922	)(a)	$33,916
Accounts receivable, net of allowance for doubtful accounts	196,617	54,298	—		250,915
Deferred income taxes	29,125	—	4,769	(b)	33,894
Prepaid expenses and other current assets	33,487	3,537	—		37,024

Total current assets	362,761	61,141	(68,153)		355,749
Property and equipment, net	1,561,415	132,904	—	(b)	1,694,319
Goodwill	1,183,363	142,848	607,168	(b)	1,933,379
Intangible assets, net	496,341	146,479	359,675	(b)	1,002,495
Restricted assets	32,982	—	—		32,982
Other assets, net	36,965	7,427	2,284	(b)	46,676

	$3,673,827	$490,799	$900,974		$5,065,600

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$105,883	$7,095	$—		$112,978
Book overdraft	8,786	—	—		8,786
Accrued liabilities	119,579	46,973	—		166,552
Deferred revenue	68,694	—	—		68,694
Current portion of contingent consideration	25,958	12,529	21	(b)	38,508
Current portion of long-term debt and notes payable	4,128	15,468	17,343	(c)	36,939

Total current liabilities	333,028	82,065	17,364		432,457
Long-term debt and notes payable	976,446	225,224	1,026,814	(c)	2,228,484
Contingent consideration	23,995	24,316	427	(b)	48,738
Other long-term liabilities	66,045	5,737	—		71,782
Deferred income taxes	422,487	25,926	(14,845	)(b)	433,568

Total liabilities	1,822,001	363,268	1,029,760		3,215,029
Commitments and contingencies
Equity:
Waste Connections’ preferred stock: $0.01 par value per share; 7,500,000 shares authorized	—	—	—		—
Common stock: $0.01 par value per share	1,228	1	(1	)(d)	1,228
Additional paid-in capital	772,043	113,184	(113,184	)(d)	772,043
Accumulated other comprehensive loss	(6,080)	—	—	(d)	(6,080)
Shareholder note receivable	—	(14,989)	14,989	(d)	—
Retained earnings	1,079,482	12,647	(13,902	)(d)	1,078,227

Total Waste Connections’ equity	1,846,673	110,843	(112,098)		1,845,418
Noncontrolling interest in subsidiaries	5,153	16,688	(16,688	)(d)	5,153

Total equity	1,851,826	127,531	(128,786)		1,850,571

	$3,673,827	$490,799	$900,974		$5,065,600

WASTE CONNECTIONS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

Nine months ended September 30, 2012

(In thousands, except share and per share amounts)

	Historical
	Waste Connections, Inc.	R360 Environmental Solutions, Inc.	R360 Reclassifications		Pro Forma Adjustments		Pro Forma
Revenues	$1,212,815	$166,938	$—		$—		$1,379,753
Operating expenses:
Cost of operations	698,351	69,845	—		—		768,196
Selling, general and administrative	143,899	24,588	17,141	(1)	(5,436	)(e)	180,192
Equity-based compensation	—	10,503	(10,503	)(1)	—		—
Transaction costs	—	6,638	(6,638	)(1)	—		—
Depreciation	119,331	12,231	—		—	(b)	131,562
Amortization of intangibles	18,115	8,392	—		36,049	(f)	62,556
Loss (gain) on disposal of assets	715	(62)	—		—		653
Gain from litigation settlement	(3,537)	—	—		—		(3,537)

Operating income	235,941	34,803	—		(30,613)		240,131
Interest expense	(36,063)	(12,507)	—		(7,196	)(g)	(55,766)
Interest income	630	79	—		—		709
Remeasurement of contingent consideration	—	(8,000)	—		—		(8,000)
Other income	1,033	500	—		—		1,533

Income before income tax provision	201,541	14,875	—		(37,809)		178,607
Income tax provision	(77,967)	(2,421)	—		5,733	(h)	(74,655)

Net income	123,574	12,454	—		(32,076)		103,952
Less: Net income attributable to noncontrolling interests	(470)	(23,307)	—		23,307	(i)	(470)

Net income (loss) attributable to controlling interests	$123,104	$(10,853)	$—		$(8,769)		$103,482

Earnings per common share attributable to Waste Connections’ common stockholders:
Basic	$1.02						$0.86

Diluted	$1.02						$0.85

Shares used in the per share calculations:
Basic	120,571,106						120,571,106

Diluted	121,198,901						121,198,901

WASTE CONNECTIONS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

Year Ended December 31, 2011

(In thousands, except share and per share amounts)

	Historical
	Waste Connections, Inc.	R360 Environmental Solutions, Inc.	R360 Reclassifications		Pro Forma Adjustments		Pro Forma
Revenues	$1,505,366	$163,180	$—		$—		$1,668,546
Operating expenses:
Cost of operations	857,580	70,988	—		—		928,568
Selling, general and administrative	161,967	24,513	194	(1)	—		186,674
Transaction costs	—	194	(194	)(1)	—		—
Depreciation	147,036	12,178	—		—	(b)	159,214
Amortization of intangibles	20,064	2,999	—		41,114	(f)	64,177
Loss on disposal of assets	1,657	439	—		—		2,096

Operating income	317,062	51,869	—		(41,114)		327,817
Interest expense	(44,520)	(13,116)	—		(13,709	)(g)	(71,345)
Interest income	530	108	—		—		638
Remeasurement of contingent consideration	—	(281)	—		—		(281)
Other income	57	645	—		—		702

Income before income tax provision	273,129	39,225	—		(54,823)		257,531
Income tax provision	(106,958)	(14,063)	—		20,833	(h)	(100,188)

Net income (loss)	166,171	25,162	—		(33,990)		157,343
Less: Net income attributable to noncontrolling interests	(932)	—	—		—		(932)

Net income (loss) attributable to Waste Connections	$165,239	$25,162	$—		$(33,990)		$156,411

Earnings per common share attributable to Waste Connections’ common stockholders:
Basic	$1.47						$1.39

Diluted	$1.45						$1.38

Shares used in the per share calculations:
Basic	112,720,444						112,720,444

Diluted	113,583,486						113,583,486

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except share and per share amounts)

The effective date of the acquisition is assumed to be September 30, 2012 for purposes of preparing the Unaudited Pro Forma Condensed Combined Balance Sheet. The effective date of the acquisition is assumed to be January 1, 2011 for purposes of preparing the Unaudited Pro Forma Condensed Combined Statements of Net Income. See also Unaudited Pro Forma Condensed Combined Financial Statements — Basis of Presentation for further information.

Reclassifications

Reclassifications have been made to R360’s historical statements of operations to conform to Waste Connections’ presentation as follows:

(1) Selling, General and Administrative

R360’s transaction costs for the year ended December 31, 2011 and the nine months ended September 30, 2012 have been reclassified to selling, general and administrative expenses. Transaction costs of $194 for the year ended December 31, 2011 consist of third party and indirect acquisition costs. Transaction costs for the nine month ended September 30, 2012 consist of $374 of third party and indirect acquisition costs, $2,191 of costs associated with a withdrawn initial public offering and $4,073 of costs associated with the sale of the R360 to Waste Connections.

Additionally, equity-based compensation costs of $10,503 have been reclassified to selling, general and administrative expenses.

Pro Forma Adjustments

(a) Cash and Cash Equivalents

The pro forma adjustment to cash and cash equivalents includes $64,754 for the portion of the total purchase price consideration funded with existing cash, $1,255 of transaction costs expected to be incurred after September 30, 2012 as a result of the acquisition and debt issuance costs of $6,913. Prior to September 30, 2012, Waste Connections incurred $1,363 of transaction costs related to the acquisition of R360, which are reflected in its historical balance sheet at September 30, 2012 and historical results of operations for the nine months ended September 30, 2012.

Transaction costs represent Waste Connections’ direct costs of the acquisition. These costs include legal, accounting, engineering, valuation, and other advisory fees paid to third parties related to due diligence and closing the transaction.

Debt issuance costs primarily include legal and underwriting fees associated with the issuance of a new unsecured term loan facility. The unsecured term loan facility, in the principal amount of $800,000, matures on October 25, 2017.

(b) Goodwill

The pro forma adjustments to goodwill include the reversal of R360’s goodwill of $142,848 as of September 30, 2012 and the addition of the preliminary purchase price allocation to goodwill of $750,016 for the acquisition of R360. The adjustments reflect the preliminary allocation of the purchase price for the acquisition of R360. The acquisition of R360 by Waste Connections is being treated as a purchase with Waste Connections as the accounting acquirer in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 805 “Business Combinations” (formerly SFAS No. 141(R)). Accordingly, Waste Connections will recognize identifiable assets acquired and liabilities assumed at fair value.

As of the date of this current report on Form 8-K/A, management has used draft third party valuations and other information to complete the preliminary valuation of such assets and liabilities. Accordingly, the preliminary purchase price allocation used for the purpose of this unaudited pro forma financial information has been allocated on a preliminary basis using financial information as of September 30, 2012.

Waste Connections is in the process of evaluating the fair value of tangible and intangible assets acquired and liabilities assumed which will be based on independent appraisals and estimates by management and will be finalized prior to the filing of its annual report on Form 10-K for the year ended December 31, 2012. Therefore, the purchase price allocation is subject to adjustment, and such adjustments could be material.

Management has determined the preliminary allocation of the purchase price for the acquisition as follows (in thousands):

Purchase consideration for the acquisition of R360:
Cash consideration (1)	$1,339,754
Contingent consideration (2)	37,293

1,377,047
Plus:
Debt assumed	9,849
Deferred income taxes (3)	6,312
Less:
Intangible assets (4)	(506,154)
Property and equipment (5)	(132,904)
Other assets/liabilities, net (6)	(4,134)

Goodwill	$750,016

(1)	Cash consideration included payment for the estimated net working capital of $18,906, as defined in the acquisition agreement. Subsequent to the closing date of the acquisition, Waste Connections will calculate the final closing date net working capital. If the final closing date net working capital is determined to be greater than the estimate at close, Waste Connections will remit additional cash consideration, equal to the difference, to R360. If the final closing date net working capital is determined to be less than the estimate at close, R360 will return to Waste Connections a portion of the cash consideration received at close equal to the difference.
(2)	Contingent consideration consists of amounts payable to former owners of companies acquired by R360 based on the achievement of certain targets. The pro forma adjustment to contingent consideration includes the reversal of current and long-term contingent consideration assumed from R360 of $12,529 and $24,316, respectively, totaling $36,845, and the addition of the fair value of the acquired contingent consideration, discounted based upon Waste Connections’ credit-adjusted borrowing rate. The fair value of the current and long-term portions of the acquired contingent consideration as of September 30, 2012 is $12,550 and $24,743, respectively, totaling $37,293. The contingency periods lapse between 2012 and 2014, and the future accretion expense Waste Connections expects to record associated with the acquired contingent consideration is $1,126.
(3)	The preliminary pro forma deferred income taxes recorded for the difference between R360’s tax bases and Waste Connections’ pro forma fair values for the assets acquired and liabilities assumed, using an estimated combined company federal and state statutory income tax rate of 38.0%, consist of deferred income tax liabilities of $11,081 and deferred income tax assets of $4,769.
(4)	As part of its preliminary assessment of the purchase price accounting for R360, Waste Connections has identified on a preliminary basis the following significant identifiable intangible assets and assessed their preliminary fair values and estimated useful lives as follows:

Customer relationships – R360 operations are characterized by contractual arrangements with customers for oilfield waste treatment, recovery and disposal services. The separately identifiable intangible asset reflects the estimated value that is attributable to the existing contractual arrangement and the value that is expected from the on-going relationship beyond the existing contractual period.

Permits – Waste Connections is acquiring all of the permits required to provide oilfield waste treatment, recovery and disposal services at R360’s facilities. Permits are classified as indefinite-lived if the permit has a perpetual life, or is subject to periodic renewals that are automatically granted if the facility is in compliance with the terms of the permit, and the permit is for services that can be provided for an indefinite period and is not subject to capacity limitations. Permits with limited lives and permits for disposal services at facilities with capacity limitations are classified as definite-lived and amortized over the lesser of the remaining life of the disposal asset or the remaining life of the permit, adjusted for expected renewal periods that extend the permits life.

Waste Connections has preliminarily ascribed the following values and estimated useful lives to the identifiable intangible assets (dollars in thousands):

Type of Identifiable Intangible Assets	Preliminary Fair Values	Estimated Useful Life
Indefinite-lived intangible assets:
Permits	$32,835
Definite-lived intangible assets:
Customer relationships	328,223	15 Years
Permits	145,096	20 –30 Years

Preliminary fair value of identifiable intangible assets	$506,154

The table below (in thousands) illustrates the effect of a 10% increase or decrease to the preliminary fair values of the acquired intangible assets on the pro forma financial statements. Such increases or decreases would result in a corresponding offsetting and equal change in the preliminary value of goodwill.

Permits	$17,793
Customer relationships	32,822

An increase or decrease of 10% to the preliminary fair values of the acquired intangible assets would result in a corresponding increase or decrease to amortization expense by $4,411 for the year ended December 31, 2011, and by $4,444 for the nine months ended September 30, 2012.

(5)	Historically, R360 has calculated depreciation on a straight-line method using the following useful economic lives:

Years
Landfarm and processing sites	5 – 15
Buildings and improvements	7 – 15
Machinery and equipment	3 – 15
Vehicles	3 – 5
Furniture and fixtures	3 – 5

The preliminary valuation of acquired property and equipment has not been finalized; however, management has assumed that book value approximates fair value based on the limited period of time since the valuation of the property and equipment, which occurred upon the formation of R360 in May 2010, and management’s review of the useful lives of the property and equipment acquired. The table below illustrates the effect of a 10% increase or decrease to the preliminary fair values of the acquired property and equipment on the pro forma financial statements. Such increases or decreases would result in a corresponding offsetting and equal change in the preliminary value of goodwill.

Estimated preliminary fair values	$132,904
Effect of a 10% increase in property and equipment	(13,290)
Effect of a 10% decrease in property and equipment	13,290

Assuming an average useful economic life of eight years, an increase or decrease of 10% to the preliminary fair values of the acquired property and equipment would result in a corresponding increase or decrease to depreciation expense by $1,822 for the year ended December 31, 2011 and by $1,367 for the nine months ended September 30, 2012.

(6)	Management has assumed that the historical carrying values of the following assets and liabilities, with the exception of other assets, net, equate to their fair value for the purposes of this preliminary purchase price allocation (in thousands):

	Historical Carrying Value	Pro Forma Adjustments	Assumed Fair Value
Cash and cash equivalents	$3,306	$—	$3,306
Accounts receivable	54,298	—	54,298
Prepaid expenses and other current assets	3,537	—	3,537
Other assets, net	7,427	(4,629)	2,798
Accounts payable	(7,095)	—	(7,095)
Accrued liabilities	(46,973)	—	(46,973)
Other long-term liabilities	(5,737)	—	(5,737)

	$8,763	$(4,629)	$4,134

The pro forma adjustment to R360’s other assets, net, includes the reversal of R360’s debt issuance costs of $4,629, which is the result of the repayment of certain debt of R360 as a result of the acquisition. Additionally, Waste Connections incurred debt issuance costs of $6,913 related to its new unsecured term loan facility. For further information, see (a) Cash and Cash Equivalents above. The net impact of Waste Connections’ new debt issuance costs and the reversal of R360’s debt issuance costs is a net increase to other assets, net, of $2,284, in the Unaudited Pro Forma Condensed Combined Balance Sheet.

(c) Debt

The pro forma adjustments to debt include the following (in thousands):

	R360 Debt Paid at Close	Waste Connections’ Borrowings	Pro Forma Adjustments
Revolving credit facility	$(83,500)	$475,000
Tranche A term loan	(39,688)	—
Tranche B term loan	(58,650)	—
Tranche B-1 term loan	(49,005)	—
Unsecured term loan	—	800,000

	(230,843)	1,275,000
Less: current portion	(12,657)	30,000	$17,343

Long-term debt and notes payable	$(218,186)	$1,245,000	$1,026,814

R360’s other debt with a current and long-term balance of $2,811 and $7,038, respectively, remained outstanding immediately following the acquisition. Borrowings under the Waste Connections credit facility are due in 2016 and classified as long-term. The proceeds from the new unsecured term loan facility include $30,000 due within one year and classified as current, with the remaining $770,000 classified as long-term.

(d) Equity

The pro forma adjustments to equity include, as of September 30, 2012, the elimination of R360’s total equity of $127,531, including shareholder notes receivable of $14,989 which were not acquired by Waste Connections and noncontrolling interests in R360’s subsidiaries of $16,688. R360’s ownership was comprised of preferred units, representing 97% of the value of R360, and common units, representing 3% of the value of R360. The ownership interests in the common units were accounted for as noncontrolling interests as they were owned by entities outside of R360’s consolidated group. The preferred units were owned 100% by entities within R360’s consolidated group. Waste Connections purchased all of the common and preferred units of R360, which eliminated the existence of the noncontrolling interests in R360. Additionally, a pro forma adjustment of $1,255 has been recorded to reduce retained earnings for Waste Connections’ transactions costs expected to be incurred after September 30, 2012 as a result of the acquisition.

In addition, R360 has equity-based incentive units under the terms of an equity-based Incentive Unit Plan. Under the terms of the Incentive Unit Plan, the incentive unit awards became fully vested upon the close of the acquisition. Compensation expense of approximately $8,927 was recognized as of the closing date of the acquisition for the acceleration of the vesting of these equity-based awards. This compensation expense will not be recorded in the purchase price allocation for the acquisition of R360, and, therefore, is not included as a pro forma adjustment to the Unaudited Pro Forma Condensed Combined Financial Statements.

(e) Selling, General and Administrative Expenses

The pro forma adjustment to selling, general and administrative expenses of $5,436 includes the reversal of Waste Connections’ and R360’s acquisition-related expenses recorded during the nine months ended September 30, 2012 of $1,363 and $4,073, respectively. These costs have been excluded from the Unaudited Pro Forma Condensed Combined Statements of Operations as they are nonrecurring charges that are directly attributable to the transaction.

(f) Amortization Expense

Represents adjustments to give pro forma effect to the following as if the R360 acquisition had occurred on January 1, 2011 (in thousands):

	Year ended December 31, 2011	Nine months ended September 30, 2012
Amortization of intangibles (1)	$44,113	$44,441
Elimination of historical amortization of intangibles	(2,999)	(8,392)

Total adjustment to income before taxes	$41,114	$36,049

(1)	Assumes total intangible assets of $506,154 amortized over a 15 to 30 year period using the straight-line method, or a pattern in which the assets’ economic benefits are consumed.

(g) Interest Expense

Reflects changes in interest expense for debt issued in connection with the acquisition of R360 (in thousands):

	Year ended December 31, 2011	Nine months ended September 30, 2012
Unsecured term loan issued (1)	$17,465	$12,454
Credit facility borrowings (2)	7,057	5,293
Debt issuance costs (3)	1,694	1,208

Pro forma interest expense	26,216	18,955
Less historical interest expense on debt retired	(12,507)	(11,759)

Total pro forma adjustment	$13,709	$7,196

(1)	The borrowings under the unsecured term loan bear interest, at the Company’s option, at either the base rate plus the applicable base rate margin on base rate loans, or the LIBOR rate plus the applicable LIBOR margin on LIBOR loans. The applicable margins under the unsecured term loan facility vary from 0.375% to 1.50% for base rate loans and 1.375% to 2.50% for LIBOR loans, depending on Waste Connections’ leverage ratio, as defined in the term loan agreement. The pro forma adjustments to interest expense attributable to the unsecured term loan borrowings for the year ended December 31, 2011 and the nine months ended September 30, 2012 of $17,465 and $12,454, respectively, assume LIBOR loans at an interest rate of 2.21%, which includes an applicable margin of 2.0%.
(2)	The borrowings under the credit facility bear interest, at the Company’s option, at either the base rate plus the applicable base rate margin on base rate loans, or the LIBOR rate plus the applicable LIBOR margin on LIBOR loans. The applicable margins under the credit facility vary from 0.15% to 1.0% for base rate loans and 1.15% to 2.0% for LIBOR loans, depending on Waste Connections’ leverage ratio, as defined in the credit facility agreement. The pro forma adjustments to interest expense attributable to the credit facility borrowings for the year ended December 31, 2011 and the nine months ended September 30, 2012 of $7,057 and $5,293, respectively, assume LIBOR loans at an interest rate of 1.49%, which includes an applicable margin of 1.275%.

(3)	Assumes total capitalized debt issuance costs of $6,913 being amortized using the effective interest method over a five-year period.

(h) Provision for Income Taxes

Income tax benefit has been provided for the income tax effect of the pro forma adjustments to the Unaudited Pro Forma Condensed Combined Statements of Operations at an estimated combined company federal and state statutory rate of 38.0%, and the addition of income tax expense of $8,634 resulting from the elimination of noncontrolling interests in R360’s subsidiaries.

(i) Net Income Attributable to Noncontrolling Interests

The pro forma adjustment to net income attributable to noncontrolling interests of $23,307 for the nine months ended September 30, 2012 consists of the reversal of net income allocated to ownership interests held by entities outside of R360’s consolidated group. Net income attributable to noncontrolling interests has been excluded from the Unaudited Pro Forma Condensed Combined Statements of Operations since Waste Connections acquired 100% of the equity interests in entities that, together with the operating subsidiaries of such entities, hold the R360 business.